AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF GALAXY NEXT GENERATION, INC.

I.

The name of the Corporation shall be:

Galaxy Next Generation, Inc.

II.

The total number of shares of all classes which the Corporation has authority to issue is 4,100,000,000 of which 4,000,000,000 shares shall be designated as "Common Stock" with a par value of $0.001 per share, and 100,000,000 shares shall be designated as "Preferred Stock" with a par value of $0.001 per share.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

A. Preferred Stock.

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock.  Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.  The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

1.

The annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2.

Whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3.

The obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

4.

Whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5.

Whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6.

The rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7.

Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. Series A Preferred Stock.

Ranking

The Series A Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank(i) senior to the Common Stock and to shares of all other series of preferred stock issued by the Company the terms of which specifically provide that the capital stock of such series rank junior to such Series A Preferred Stock with respect to dividend rights or distributions upon dissolution of the Company (“Junior Stock”); (ii) on a parity with the shares of all other capital stock issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Series A Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock (“Parity Stock”); and (iii) junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Series A Preferred Stock with respect to dividends and distributions upon dissolution of the Company (“Senior Stock”).

Dividends

Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of 40 cents per share of Series A Preferred Stock.  Dividends on the Series A Preferred Stock will be payable quarterly in arrears on the last calendar day of March, June, September, and December of each year, commencing September 30, 2002 (and in the case of any accumulated and unpaid dividends not paid on the corresponding dividend payment date, at such additional time and for such interim periods, if any, as determined by the Board of Directors).  Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.  Dividends will accrue from the date of the original issuance of the Series A Preferred Stock.  Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred Stock will not bear interest.  Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of actual days.  Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior dividend periods.  If accrued dividends on Series A Preferred Stock for all prior periods have not been paid in full, then any dividends declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

So long as the shares of the Series A Preferred Stock shall be outstanding, unless (i) full cumulative dividends shall have been paid or declared and set apart for payments on all outstanding shares of the Series A Preferred Stock and any Parity Stock (ii) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock (iii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, the Series A Preferred Stock, the Company may not declare any dividends on any Junior Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of , or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligation or stock of the Company, other than (x) Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock, or (y) Common Stock acquired in connection with the cashless exercise of options under employee incentive or benefit plans of the Company of any subsidiary or any other redemption or purchase of other acquisition of Common Stock made in the ordinary course of business which has been approved by the Board of Directors of the Company, for the purpose of any employee incentive or benefit plan of the Company.  The limitations in this paragraph do not restrict the Company’s ability to take the actions in this paragraph with respect to any Parity Stock.

As used in the preceding paragraph, the term “dividend” with respect to Junior Stock does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

Redemption

Optional Redemption.  Except in the case of a Public Offering, the shares of Series A Preferred Stock will not be redeemable by the Company prior to May 14, 2005.  On or after May 14, 2005, the shares of Series A Preferred Stock will be redeemable at the option of the Company in whole or in part for $10.00 per share in cash or for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) divided by the Conversion Price (as defined below under “Conversion Rights”) as of the opening of business on the date set for such redemption (equivalent to a conversion rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances.  The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the OTC Bulletin Board exceeds the Conversion Price.   In order to exercise its redemption option, the Company must notify the holders of record of its Series A Preferred Stock in writing (the “Conditions Satisfaction Notice”) prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

Mandatory Redemption.  Upon any public offering of the Company’s Common Stock (“Public Offering”), whereby the Company sells shares of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, the Series A Preferred Stock will be redeemed in whole by the Company for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) divided by the Conversion Price as of the opening of business on the date set for such redemption (equivalent to a conversion rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must deliver a Conditions Satisfaction Notice prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

Notice of Redemption.  Notice of redemption (the “Redemption Notice”) will be given by mail to the holders of the Series A Preferred Stock not more than seven business days after the Company delivers the Conditions Satisfaction Notice.  The Company’s right to exercise its redemption option will be affected by changes in the closing price of the Common Stock following such 30-day period.  The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company delivers the Redemption Notice.  If fewer than all the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Board of Directors of the Company.

If full cumulative dividends on the outstanding shares of Series A Preferred Stock shall not have been paid or declared and set apart for payment for all regular dividend payment dates to and including the last dividend payment date prior to the date fixed for redemption, the Company shall not call for redemption any shares of Series A Preferred Stock unless all such shares then outstanding are called for simultaneous redemption.

On the redemption date, the Company must pay, in cash, on each share of Series A Preferred Stock to be redeemed any accumulated and unpaid dividends through the redemption date.  In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holder of the Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment records date. Except as provided for in the preceding sentence, no payment or allowance will be made for accumulated and unpaid dividends on any shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

On and after the date fixed for redemption, provided that the Company has made available at the office of its registrar and transfer agent a sufficient number of shares of Common Stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after the dividend payment record date and prior to the related dividend payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series A Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption.  Any shares of Common Stock so set aside and unclaimed at the end of three years from the date fixed for redemption shall revert to the Company.  At the close of business on the redemption date upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), each holder of Series A Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock or cash) will be, without any further action, deemed holder of the number of shares of Common Stock for which such Series A Preferred Stock is redeemable.

Fractional shares of Common Stock are not to be issued upon redemption of the Series A Preferred Stock, but in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the redemption date. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost of the holder thereof.

Subject to applicable law and the limitation on purchase when dividends on the Series A Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of the Series A Preferred Stock by tender of by private agreement.

Liquidation Preference

The holders of the shares of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up on the Company, whether voluntary or involuntary, $5.00 per share of Series A Preferred Stock (the “Liquidation Preference”), plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders, and no more.  If, upon any liquidation, dissolution or winding up of any Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series A Preferred Stock and any other Parity Stock, then such assets, or the proceeds therefore, will be distributed among the holders of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full.

Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

Except as indicated below, and as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock will have no voting rights.

If an amount equal to the dividend payable to the Series A Preferred Stock for six quarterly dividends payable on the Series A Preferred Stock is in arrears, the number of directors then constituting the Board of Directors of the company will be increased by two and the holders of share of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the “Voting Preferred Shares”), will have the right to elect two additional directors to serve on the Company’s Board of Directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividend on the Series A Preferred Stock have been paid in full.  Such voting rights will terminate when all such accumulated and unpaid dividends have been paid in full with funds placed in trust for stockholders who cannot be located. The term of office of all directors so elected will terminate with the termination of such voting rights.

With respect to any matter as to which the Series A Preferred Stock is entitled to vote, holders, of shares of the Series A Preferred shall be entitled to one vote per share.

Without the vote of the holders of at least 66-2/3% in number of shares of the Series A Preferred Stock then outstanding, the Company may not (i) create or issue or increase the authorized number of shares of any class or classes or series of Senior Stock or (ii) amend, alter or repeal any of the provisions of the Company’s Restated Certificate of Incorporation or the Certificate of Designation so as to materially affect adversely the preferences, special rights or powers of the Series A Preferred Stock or (iii) authorize any reclassification of the Series A Preferred Stock; provided, however, a consolidation or merger of the Company with or into another corporation, will not be considered a reclassification of the Series A Preferred Stock.

The voting provisions in the immediately preceding paragraph with respect to the Series A Preferred Stock will not apply if, at or before a time when the act with respect to which such vote would otherwise be required shall be effected, (i) all outstanding shares of Series A Preferred Stock shall have been redeemed or (ii) sufficient funds to pay in full and all accumulated and unpaid dividends on the Convertible Preferred Stock and a sufficient number of shares to fund such redemption of all outstanding shares of Series A Preferred Stock shall have been deposited in trust to effect such redemption.

No consent or approval of the holders of shares of Series A Preferred Stock will be required for the issuance of the Company’s authorized but unissued Preferred Stock ranking on a parity with or junior to the Series A Preferred Stock.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, in whole or in part, at any time during the first eighteen months from the date of issuance at the option of the holders thereof, into shares of Common Stock at a conversion price of $1.25 per share of Common Stock (equivalent to a Conversion Rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to the adjustment as described below (“Conversion Price”).  Thereafter and until Redemption (as described above) shares of Series A Preferred Stock will be convertible, in whole or in part, at the option of the holders thereof, into shares of Common Stock at a conversion price equal to the greater of (1) the average of the lowest seven inter-day trading prices during the twenty-one trading days immediately prior to conversion discounted by 50% or (ii) $0.50 per share of Common Stock.  The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the third business day immediately preceding a redemption date.  For information as to notices of redemption, see “Redemption” above.

Conversion of shares of Series A Preferred Stock, or a specific portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate for shares of Series A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date.  However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a Redemption Notice with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date.  A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

Fractional shares of Common Stock are not to be issued upon conversion but, the Company will pay cash adjustment for any fractional shares based on the current market price of the Common Stock on the day prior to the conversion date.

Conversion Price Adjustments

The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) on its Common Stock, payable in shares of Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at a price per share less then the fair market value per share or Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of cash, evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and excluding any dividend or distribution paid in cash to holders of Common Stock in the ordinary course of the Company’s business as determined in good faith by the Board of Directors and not in excess of the stockholders’ equity of the Company).  In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

In the event the Company shall (x) effect any capital reorganization or reclassification of its shares or (y) consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Company is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or (z) sell, lease or transfer substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other corporation, the holders of shares of Series A Preferred Stock shall receive upon conversion thereof, in lieu of each share of Common Stock into which the Series A Preferred Stock would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as such holder would have been entitled to receive upon such transaction if such holder had held the Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such transaction.

No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price.  Any adjustments not so made will be carried forward and taken into account in subsequent adjustments.

A conversion price adjustment made according to the provisions of the Series A Preferred Stock (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of Series A Preferred Stock or holders of Common Stock that would be subject to taxation as a dividend.

Transfer Restrictions

As with the underlying shares of the Company’s Common Stock, the shares of Series A Preferred Stock offered hereby have not been registered under any federal or state securities laws. Accordingly, the transfer of shares of Series A Preferred stock, and of shares of Common Stock upon conversion or redemption of such Series A Preferred Stock, will be restricted.  The Company may require an opinion of counsel acceptable to it to the effect that any proposed sale, transfer or other disposition of restricted shares of Series A Preferred Stock or Common Stock will not violate any applicable federal or state securities laws.

Other Aspects

Because the Company has subsidiaries, its rights and the rights of holder of its securities, including the holder of Series A Preferred Stock, to participate in the assets of any Company subsidiary upon the latter’s liquidation or recapitalization will be subject to the prior claim of the subsidiary’s creditors and preferred stockholders, if any, except to the extent the Company may itself be a creditor with recognized claims against the subsidiary or the holders of preferred shares, if any, of the subsidiary.

C. Series B Preferred Stock

Ranking

The Class B Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank on a parity with the Common Stock (except that each share of Class B Preferred Stock shall be equal to 10 shares of Common Stock as set forth herein) issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Class B Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Class B Preferred Stock; and junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Class B Preferred Stock with respect to dividends and distributions upon dissolution of the Company.

Dividends

Until such time that a share of Class B Preferred Stock is converted to Class A Common Stock, each such share of Class B Preferred Stock will yield a dividend of $.02 each year payable on the anniversary date of its issuance until it is converted to Common Stock, out of funds of the Company legally available for payment.  Each such dividend will be payable to holders of record as they appear on stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.  Dividends will accrue from the date of the original issuance of the Class B Preferred Stock shares.  Dividends will be cumulative from such date, whether or not in the any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends.  Accumulations of dividends on shares of Class B Preferred Tock will not bear interest.

Redemption

Subject to applicable law, the Company may, at any time and from time to time, purchase any shares of the Class B Preferred Stock by tender or by private agreement.

Liquidation Preference

Prior to conversion of Class B Preferred Stock, the holders of shares of Class B Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up on the Company, whether voluntary or involuntary, an amount per share of Class B Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders.  Each share of Class B Preferred Stock shall be entitled to receive an amount in liquidation equal to the amount received by 10 shares of Common Stock.  If, upon any liquidation, dissolution or winding up of any Company, the assets of the Company, or proceeds thereof, distributable among the holders of Class B Preferred Stock and any such Common Stock (or other parity stock, if any) ratably in accordance with the respective amounts which would be payable on such Class B Preferred Stock and any such Common Stock (or other parity stock, if any) if all amounts payable thereon were paid in full.  Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

The holders of Class B Preferred Stock are entitled to vote on all corporate matters on which the holders of shares of Common Stock shall be entitled to vote.  The total number of votes each share of Class B Preferred Stock is entitled to cast is 10 votes per share.

Conversion Rights

Shares of the Class B Preferred Stock will be convertible, in whole or in part, at any time two years from the date of issuance at the option of the holders thereof, or at the discretion of the Board of Directors of the Company, into shares of the Common Stock at a conversion rate of 10 shares of Common Stock for each share of Class B Preferred Stock, Conversion of shares of Class B Preferred Stock, or a specific portion thereof, may be effected by delivering certificates to the Company. Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate for the shares of Class B Preferred Stock shall have been surrendered and notice shall have been received b y the Company as aforesaid.  Holders of shares of Class B Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

Transfer Restrictions

The transfer of shares of Class B Preferred Stock prior to the conversion or redemption of such Class B Preferred Stock, will be prohibited for a period of two years following their issuance.  The Company may require an option of counsel acceptable to it to the effect that any proposed sale, transfer or other disposition of restricted shares of Class B Preferred Stock or Common Stock will not violate any applicable federal or state securities laws.

Other Aspects

Because the Company has subsidiaries, its rights and the right of holders of its securities, including the holder of Class B Preferred Stock, to participate in the assets of the Company subsidiary upon the latter’s liquidation or recapitalization will be subject to the prior claim of the subsidiary’s creditors and preferred stockholders, if any, except for the extent that the Company may itself be a creditor with recognized claims against the subsidiary or the holder of preferred shares, fi any, of the subsidiary.

D. Series C Preferred Stock

1.

Designations and Amount.  Nine Million (9,000,000) shares of the Preferred Stock of the Corporation, $0.001 par value per share, shall constitute a class of Preferred Stock designated as “Series C Preferred Stock” (the “Series C Preferred Stock”) with a face value of $0.001 per share (the “Face Amount”).

The Series C Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Section 1.

Designation, Amount and Par Value.

This series of preferred stock shall be designated as this Corporation’s Series C Preferred Stock (the “Series C Stock”) and the number of shares so designated shall be up to 9,000,000.   Each share of Series C Preferred Stock shall have a par value of $.001 per share and a stated value equal to $.001.

Section 2.

Dividends.

The Holders of outstanding Series C Preferred Stock shall be entitled to receive 500 times the dividends per share of Series C Stock as are paid for each share of the Corporation’s common stock.

Section 3.

Voting Rights.

In addition to voting as a class as to all matters that require class voting under the Nevada Revised Statutes, the holders of the Series C Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on five hundred votes per Series C Stock (500:1) basis.

 The holders of the Series C Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

Section 4.

Rank.

The Series C Stock shall, with respect to the rights on liquidation be entitled to receive 500 for 1 Share of liquidation proceeds as compared to each share of common stock, $.001 par value per share.

Section 5.

Redemption.

Shares of Series C Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Section 6.

Conversion.

(a)

Each share of Series C Stock shall be convertible, without any payment of additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series C Issue Date at the conversion ratio of one (1) share of Series C Stock for five hundred (500) shares of Common Stock.

(b)

The Conversion Ratio shall be subject to adjustment in accordance with the following:

i.

In case the Corporation shall have at any time or from time to time after the Series C Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series C Stock shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series C Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series C Stock with the same benefits and securities as such holders would have received as holders of Common Stock if the Series C Stock had been converted into Common Stock at the Conversion Ratio on the Series C Issue Date and such holders had continued to hold such Common Stock.

ii.

In case the Corporation shall at any time or from time to time after the Series C Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this section (b), then the holders of the Series C Stock shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

iii.

If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets or a reorganization, reclassification or recapitalization of the capital stock, (such actions being referred to as a “Transaction), in each case, as a result of which shares of Common Stock are converted into the right to receive stock securities or other property (including cash or any combination thereof), each share of Series C Stock shall thereafter be convertible into the number of shares of stock or securities or property to which a holder of the five hundred times the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Stock would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Stock. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series C Stock shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive.  The provisions of this paragraph shall similarly apply to successive Transactions.

(c)

The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (b) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Stock against impairment.

(d)

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series C Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) day prior to such record date.

(e)

The Corporation shall, at or prior to the time of any conversion, take any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series C Stock Section 6.

E. Common Stock.

Subject to all of the rights of the Shares as expressly provide herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

1.

Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

2.

The holders of Common Stock shall have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

3.

Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

III.

The execution, filing and performance of this Amended and Restated Articles of Incorporation, has been duly adopted in accordance with the Nevada Revised Statutes and the Bylaws and Articles of Incorporation of the Corporation.

IV.

The governing board of the Corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

V.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

VI.

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

VII.

The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares and such shares may be reissued by the Corporation.

VII.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VIII.

The Board of directors is hereby authorized to make Non-Material changes to these Articles of Incorporation and to take any and all actions without shareholder approval, which are allowed by the General Corporation Law of the state of Nevada.  “Non-Material” for the purpose of this paragraph shall be construed to mean a change that does not affect the rights or benefits of the shareholders.

F. Reverse Split.

Reverse Split.  Simultaneously with the effective date of this Amendment (the “Effective Time”) each of three hundred fifty (350) shares of the Company’s Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into one (1) share of the Company’s outstanding Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of shares which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (“Old Shares,” whether one or more) shall be entitled to receive upon surrender of such Old Shares to the Company’s transfer agent for cancellation, New Common Stock or certificates representing the number of whole shares of the New Common Stock into and for which the shares of the Old Shares so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Shares shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares.  No fractional shares or certificates of fractional share interests in New Common Stock will be issued, and no cash payments will be made therefore.  In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive one (1) whole share of the Company’s New Common Stock.  If more than one (1) Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock to be issued shall be computed on the basis of the aggregate number of Old Shares represented by the Old Certificates so surrendered.  In the event that the Company’s transfer agent determines that a holder of Old Shares has not surrendered all of his Old Shares for exchange, the transfer agent shall carry forward any fractional share until all Old Shares of that holder have been presented for exchange such that consideration for fractional shares for any one person shall not exceed the value of one (1) share of New Common Stock.  If any New Certificate is to be issued such certificates must be submitted to the Board of Directors for their approval, in their discretion.  In addition, if shares of New Common Stock are to be issued in a name other than the one in which the Old Shares were issued, the Old Shares so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps, if any, shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock or transfer tax stamps to the Old Shares surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Effective Time, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Shares are reclassified, until thereafter reduced or increased in accordance with applicable law.  All references elsewhere in the Articles of Incorporation, as amended, to the “Common Stock” shall, after the Effective Time, refer to the “New Common Stock.”  The filing of the Amendment shall not cause any change in the number of shares of any series of Preferred Stock that are issued and outstanding at the time the Amendment is filed.

III.

The governing board of the Corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

IV.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

V.

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

VI.

The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares and such shares may be reissued by the Corporation.

VII.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VIII.

The Board of directors is hereby authorized to make Non-Material changes to these Articles of Incorporation and to take any and all actions without shareholder approval, which are allowed by the General Corporation Law of the state of Nevada.  “Non-Material” for the purpose of this paragraph shall be construed to mean a change that does not affect the rights or benefits of the shareholders.

/s/Gary LeCroy

Gary LeCroy

Chief Executive Officer